EXHIBIT 99.6

FORM OF BENEFICIAL OWNER ELECTION

The undersigned acknowledge(s) receipt of your letter, sent in your capacity as record holder or nominee, and the enclosed materials referred to therein relating to the rights offering (the “Rights Offering”) by BioScrip, Inc. (the “Company”) of subscription rights (the “Rights”) to purchase units (“units”) of the Company’s securities, each unit consisting of (a) one (1) share of 8.5%/11.5% Series A Convertible Preferred Stock, par value $0.0001 per share, (b) 2.88 Class A warrants, each to purchase one share of the Company’s common stock (“Common Stock”) at a price of $5.17 per share, and (c) 2.88 Class B warrants, each to purchase one share of Common Stock at a price of $6.45 per share.

With respect to any instructions to exercise (or not to exercise) Rights, the undersigned acknowledges that this form must be completed and returned such that it will actually be received by you by 5:00 p.m., New York City Time, on                    , 2015, the last business day prior to the scheduled expiration date of the Rights Offering of                    , 2015 (which may be extended by the Company in its sole discretion).

This will instruct you whether to exercise Rights to purchase units distributed with respect to the shares of the Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions for Use of BioScrip, Inc. Subscription Rights Certificates.”

Box 1.    ☐    Please DO NOT EXERCISE RIGHTS for units.

Box 2.    ☐    Please EXERCISE RIGHTS for units as set forth below.

The number of Rights for which the undersigned gives instructions for exercise under the Subscription Right should not exceed the number of Rights that the undersigned is entitled to exercise. Fractional Rights will not be issued in the Rights Offering. Any Rights holder that had been entitled to receive a fractional Right consisting of at least ½ Right has been rounded up to the nearest whole Right, and any Rights holder that had been entitled to receive a fractional Right consisting of less than ½ Right has been rounded down to the nearest whole Right. If the total number of units subscribed for in the Rights Offering exceeds 200,000, then each subscribing Rights holder’s allocation of units will be reduced on a pro rata basis that results in a total subscription of 200,000 units in the Rights Offering.

	No. of Units		Per Unit Subscription Price		Payment
Subscription Right*		X	$100.00	=	$ ____________ (Line 1)**

Total Payment Required:					$ ____________

*	Each subscription right is exercisable to purchase one unit.
**	Line 1 must equal total of amounts in Boxes 3 and 4.

Box 3.    ☐    Payment in the following amount is enclosed $            .

Box 4.    ☐    Please deduct payment from the following account maintained by you as follows:

Type of Account:
Account No.:
Amount to be deducted: $

Signature:
Name:
Title:
Date:	, 2015